SUB-SUBADVISORY AGREEMENT

FRANKLIN TEMPLETON INTERNATIONAL TRUST

on behalf of

FRANKLIN INDIA GROWTH FUND

THIS SUB-SUBADVISORY AGREEMENT made as of the July 17, 2013 by and between FRANKLIN TEMPLETON ASSET MANAGEMENT (INDIA) PRIVATE LIMITED, a private company incorporated in Mumbai, India (hereinafter called “FT India”), and TEMPLETON ASSET MANAGEMENT LIMITED, a corporation organized under the laws of and based in Singapore (hereinafter called “TAML”).

WHEREAS, FT India and TAML are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engaged in the business of supplying investment advice and investment management services as an independent contractor; and

WHEREAS, FT India has been retained to provide certain investment research, advice and recommendations to Franklin Advisers, Inc. (“FAV”) on a non-discretionary basis, in connection with FAV’s services as investment manager to Franklin India Growth Fund (the “Fund”), a series of Franklin Templeton International Trust (the “Trust”), an investment management company registered with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, Sukumar Rajah, a portfolio manager for the Fund, has relocated to Singapore and has been employed with TAML, and FT India wishes to enter into this Agreement with TAML to engage Mr. Rajah to continue to perform his responsibilities as a portfolio manager for the Fund during his employment with TAML.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1.                  FT India hereby retains TAML and TAML hereby accepts such engagement, to furnish certain investment advisory services with respect to the assets of the Fund, as more fully set forth herein.

(a)                Subject to the overall policies, direction and review of the Trust’s Board of Trustees (the “Board”) and to the instructions and supervision of FAV and FT India, TAML agrees to provide certain investment research, advice and recommendations to FT India, on a non-discretionary basis, with respect to securities and investments of issuers located in or operating within India and the surrounding countries and such other investments as may be consistent with the Fund’s investment strategies as set forth in the Fund’s Prospectus and Statement of Additional Information, as amended from time to time. TAML shall not have the authority to (i) determine what securities and other investments will be purchased, retained or sold by the Fund or (ii) place purchase and sale orders on behalf of the Fund.

(b)               In performing these services, TAML shall adhere to the Fund’s investment objectives, policies and restrictions as contained in its Prospectus and Statement of Additional Information, and in the Trust’s Agreement and Declaration of Trust, and to the investment guidelines most recently established by FAV and FT India, and shall comply with the provisions of the 1940 Act and the rules and regulations of the SEC thereunder in all material respects, and with the provisions of the United States Internal Revenue Code of 1986, as amended, which are applicable to regulated investment companies.

(c)                TAML shall provide to FT India and FAV such reports as FT India and FAV may reasonably request, including reports in advance of the regular meetings of the Board for FAV and/or FT India to include with their reports and presentations to the Board.

(d)               In carrying out its duties hereunder, TAML shall comply with all reasonable instructions of the Fund, FAV or FT India in connection therewith.

2.                  (a)        TAML shall, unless otherwise expressly provided and authorized, have no authority to act for or represent FT India, FAV or the Fund in any way, or in any way be deemed an agent for FT India, FAV or the Fund.

(b)               It is understood that the services provided by TAML are not to be deemed exclusive. FT India acknowledges that TAML may have investment responsibilities, or render investment advice to, provide investment recommendations to, or perform other investment advisory services for, individuals or entities, including other investment companies registered pursuant to the 1940 Act (“Clients”), which may invest in the same type of securities as the Fund. FT India agrees that TAML may give advice, make recommendations, provide research or exercise investment responsibility and take such other action with respect to such Clients which may differ from advice given or the recommendations provided to FT India with respect to the Fund.  In providing these services, TAML may use information furnished by others to FT India, FAV and TAML in providing services to such other Clients, subject to any applicable policies of the Trust, FAV and FT India.

3.                  TAML agrees to use its best efforts in performing the services to be provided by it pursuant to this Agreement.

4.                  TAML will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld, and may not be withheld where TAML may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

5.                  No fee will be paid from FT India to TAML pursuant to this Agreement.

6.                  (a)        In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder on the part of TAML, neither TAML nor any of its directors, officers, employees or affiliates shall be subject to liability to FT India, FAV or the Fund or to any shareholder of the Fund for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

(b)               Notwithstanding paragraph 6(a), to the extent that FT India or FAV is found by a court of competent jurisdiction, or the SEC or any other regulatory agency, to be liable to the Fund or any shareholder (a “liability”), for any acts undertaken by TAML pursuant to authority delegated as described in Paragraph 1(a), TAML shall indemnify and save FT India, FAV and each of their affiliates, officers, directors and employees (each a “Franklin Indemnified Party”) harmless from, against, for and in respect of all losses, damages, costs and expenses incurred by a Franklin Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such Franklin Indemnified Party, in connection with such liability.

(c)                No provision of this Agreement shall be construed to protect any director or officer of FT India, FAV or TAML, from liability in violation of Sections 17(h) or (i) of the 1940 Act.

7.                  During the term of this Agreement, TAML will pay all expenses incurred by it in connection with its activities under this Agreement. The Fund, FAV and FT India will be responsible for all of their respective expenses and liabilities.

8.                  This Agreement shall be effective as of the date given above, and shall continue in effect for two years. It is renewable annually thereafter for successive periods not to exceed one year each (i) by a vote of the Board or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.

9.                  This Agreement may be terminated at any time, without payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities of the Fund, upon written notice to FT India, FAV and TAML, and by FT India or TAML upon written notice to the other party.

10.              This Agreement shall terminate automatically (i) in the event that Sukumar Rajah ceases to be employed by TAML or ceases to serve as a portfolio manager for the Fund, (ii) in the event of any assignment hereof, as defined in the 1940 Act, or (iii) in the event of any act or event that terminates the Subadvisory Agreement between FAV and FT India.

11.              In compliance with the requirements of Rule 31a-3 under the 1940 Act, TAML hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund, or to any third party at the Fund’s direction, any of such records upon the Fund’s request. TAML further agrees to preserve for the periods prescribed by Rule 3la-2 under the 1940 Act the records required to be maintained by Rule 3la-1 under the 1940 Act.

12.              This Agreement may not be materially amended without the written consent of  FT India and TAML.

13.              If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

14.              The terms “majority of the outstanding voting securities” of the Fund and “interested persons” shall have the meanings as set forth in the 1940 Act.

15.              This Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

16.              TAML acknowledges that it has received notice of and accepts the limitations of the Trust’s and the Fund’s liability as set forth in the Trust’s Certificate of Trust and Agreement and Declaration of Trust. TAML agrees that the Trust’s obligations hereunder shall be limited to the assets of the Fund, and that TAML shall not seek satisfaction of any such obligation from any shareholders of the Fund nor from any trustee, officer, employee or agent of the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers.

FRANKLIN TEMPLETON ASSET MANAGEMENT (INDIA) PRIVATE LIMITED

By: /s/ Harshendu Bindal

    Harshendu Bindal

Title:  President

TEMPLETON ASSET MANAGEMENT LTD.

By:/s/ Stephen E. Grundlingh

    Stephen E. Grundlingh

Title: Co-Chief Executive Officer

Franklin Templeton International Trust, on behalf of Franklin India Growth Fund, hereby acknowledges and agrees to the provisions of paragraphs 6(a) and 7 of this Agreement.

FRANKLIN TEMPLETON INTERNATIONAL TRUST on behalf of FRANKLIN INDIA GROWTH FUND

By: /s/ Karen L. Skidmore

     Karen L. Skidmore

Title:  Vice President & Secretary